Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 13, 2009, accompanying the consolidated financial statements, schedule, and the internal control over financial reporting included in the Annual Report of Amerigon Incorporated on Form 10-K for the year ended December 31, 2008. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Amerigon Incorporated on Forms S-3 (Nos. 333-40454, 333-84840 and 333-118662) and on Forms S-8 (Nos. 333-03926, 333-61632, 333-100811, 333-44007 and 333-139868).

/s/ Grant Thornton LLP

Southfield, Michigan

February 13, 2009